Filed Pursuant to Rule 433

Registration Statement No. 333-155495

Final Term Sheet

February 3, 2011

MICROSOFT CORPORATION

2.500% Notes due 2016

4.000% Notes due 2021

5.300% Notes due 2041

Issuer:	Microsoft Corporation
Title of Securities:	2.500% Notes due 2016 (the “2016 Notes”)
4.000% Notes due 2021 (the “2021 Notes”)
5.300% Notes due 2041 (the “2041 Notes” and, together
with the 2016 Notes and the 2021 Notes, the “Notes”)
Aggregate Principal Amount
Offered:	2016 Notes:	$750,000,000
	2021 Notes:	$500,000,000
	2041 Notes:	$1,000,000,000

Price to Public (Issue Price):	2016 Notes:	99.753% of principal amount
	2021 Notes:	99.747% of principal amount
	2041 Notes:	99.154% of principal amount

Maturity Date:	2016 Notes:	February 8, 2016
	2021 Notes:	February 8, 2021
	2041 Notes:	February 8, 2041

Coupon (Interest Rate):	2016 Notes:	2.500% per annum
	2021 Notes:	4.000% per annum
	2041 Notes:	5.300% per annum

Benchmark Treasury:	2016 Notes:	UST 2.000% due 01/31/2016
	2021 Notes:	UST 2.625% due 11/15/2020
	2041 Notes:	UST 3.875% due 08/15/2040

Spread to Benchmark Treasury:	2016 Notes:	0.38% (38 basis points)
	2021 Notes:	0.48% (48 basis points)
	2041 Notes:	0.68% (68 basis points)

Benchmark Treasury
Price and Yield:	2016 Notes:	99-06 / 2.173%
	2021 Notes:	92-13 / 3.551%
	2041 Notes:	87-07+ / 4.677%

Yield to Maturity:	2016 Notes:	2.553%
	2021 Notes:	4.031%
	2041 Notes:	5.357%

Interest Payment Dates:	Semi-annually on February 8 and August 8, beginning on August 8, 2011

Interest Payment Record Dates:	February 1 and August 1 of each year

Type of Offering:	SEC registered (No. 333-155495)

Net Proceeds to Issuer (before transaction expenses):	2016 Notes:	$745,522,500
	2021 Notes:	$496,485,000
	2041 Notes:	$982,790,000

Trade Date:	February 3, 2011

Settlement Date (T+3):	February 8, 2011

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. Incorporated
RBS Securities Inc.

Co-Manager:	The Williams Capital Group, L.P.

Listing:	None

CUSIP/ISIN:	2016 Notes:	594918AK0 / US594918AK09
	2021 Notes:	594918AL8 / US594918AL81
	2041 Notes:	594918AM6 / US594918AM64

Long-Term Debt Ratings:	Moody’s, Aaa (stable); S&P, AAA (stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.